UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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PPL Electric Utilities Corporation

(Name of Registrant as Specified in Its Charter)

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PPL Electric Utilities Corporation
Notice of Annual Meeting
April 26, 2006
and
Information Statement
(including appended
2005 Financial Statements)

Notice of Annual Meeting of Shareowners
           The Annual Meeting of Shareowners of PPL Electric Utilities Corporation (“PPL Electric Utilities” or “the Company”) will be held at the offices of the Company at Two North Ninth Street, Allentown, Pennsylvania, on Wednesday, April 26, 2006, at 8 a.m. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Information Statement, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof:

1.	The election of directors.

2.	The amendment of the Company’s Amended and Restated Articles of Incorporation.
      The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.
      Proxies are not being solicited from PPL Electric Utilities’ shareowners because a quorum exists for the Annual Meeting based on the PPL Electric Utilities stock held by its parent, PPL Corporation (“PPL”). PPL owns all of the outstanding common stock and as a result 99% of the voting shares of PPL Electric Utilities, and intends to vote all of these shares in favor of the election of the Company’s nominees as directors and for the amendment of the Company’s Amended and Restated Articles of Incorporation.
      Only shareowners of record at the close of business on Tuesday, February 28, 2006, will be entitled to vote at the Annual Meeting or any adjournments thereof. All shareowners are invited to attend the Annual Meeting in person. If the Annual Meeting is interrupted or delayed for any reason, the shareowners attending the adjourned Annual Meeting shall constitute a quorum and may act upon such business as may properly come before the Annual Meeting.

By Order of the Board of Directors,

Elizabeth Stevens Duane Secretary
March      , 2006

Information Statement
             The Company’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number 610-774-5151. This Information Statement was first released to shareowners on or about March      , 2006.
      PPL Electric Utilities’ parent, PPL Corporation (“PPL”), owns all of the shares of the Company’s outstanding common stock, which represents 99% of PPL Electric Utilities’ outstanding voting shares. As a result, a quorum exists for the Annual Meeting based on PPL’s stock ownership. ACCORDINGLY, WE ARE NOT ASKING THE SHAREOWNERS FOR A PROXY, AND SHAREOWNERS ARE REQUESTED NOT TO SEND US A PROXY.
OUTSTANDING STOCK AND VOTING RIGHTS
      The Board of Directors has established Tuesday, February 28, 2006, as the record date for shareowners entitled to vote at the Annual Meeting (the “Record Date”). The transfer books of the Company will not be closed. PPL Electric Utilities’ Amended and Restated Articles of Incorporation (the “Articles”) divide its voting stock into four classes: 4 1/2% Preferred Stock, Series Preferred Stock, Preference Stock and Common Stock. There were no shares of Preference Stock outstanding on the Record Date. Each currently outstanding share of each class of stock entitles the holder to one vote upon any business properly presented to the Annual Meeting. A total of [78,535,052] shares was outstanding on the Record Date, consisting of [78,029,863] shares of Common Stock all owned by PPL, [247,524] shares of 4 1/2% Preferred Stock and [257,665] shares of Series Preferred Stock.
      As of February 15, 2006, there are no entities known by the Company to be the beneficial owner of five percent (5%) or more of any class of the Company’s voting stock entitled to vote at the Annual Meeting. As discussed above, all of the holders of the preferred stock of the Company have less than one percent (1%) of the total voting power of the Company.
      Although proxies are not being solicited, shareowners may attend the Annual Meeting and vote in person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 28, 2006, the record date for voting. PPL intends to vote all of its shares of the Company’s common stock, or 99% of the voting shares of the Company, in favor of election of each of the nominees for director (see “Election of Directors”), thereby assuring the election of these directors, and for the amendment of the Company’s Amended and Restated Articles of Incorporation.
      To preserve voter confidentiality, the Company voluntarily limits access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a shareowner has voted to any employee of Company affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.
      With respect to the election of directors, shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the Record Date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person’s name in the list of nominees on the ballot. Shares will be voted for the remaining nominees on a pro rata basis.
PROPOSAL 1: ELECTION OF DIRECTORS
      The nominees this year are John R. Biggar, Dean A. Christiansen, Robert J. Grey, William F. Hecht, Rick L. Klingensmith, James H. Miller, and John F. Sipics, who are currently serving as directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, PPL intends to vote its shares of PPL Electric Utilities common stock for the election of such other person as the Board of Directors may recommend in place of that nominee.
The Board of Directors
recommends that shareowners vote FOR Proposal 1
NOMINEES FOR DIRECTORS:
      JOHN R. BIGGAR, 61, serves as Executive Vice President and Chief Financial Officer of the Company’s parent, PPL. He is also a director of PPL, and is a manager of PPL Energy Supply, LLC and PPL Transition Bond Company, LLC, each a subsidiary of PPL. He joined the Company in 1969. Before being named as Executive Vice President and Chief Financial Officer of PPL in 2001, Mr. Biggar served two years as Senior Vice President and Chief Financial Officer and 14 years as Vice President-Finance. Mr. Biggar earned a bachelor’s degree in political science from Lycoming College and a Juris Doctor degree from the College of Law at Syracuse University. Mr. Biggar serves as a member of the Board of Trustees of Lycoming College. Mr. Biggar has been a Director since 2000.
      DEAN A. CHRISTIANSEN, 46, is Managing Director of Sales and Marketing for Capital Markets Engineering and Trading, LLC (“CMET”), a New York-based investment banking boutique providing, among other services, structured finance securitization and financial engineering solutions to the capital markets. Prior to joining CMET in August 2004, Mr. Christiansen was the President of Acacia Capital, Inc., a New York City-based corporate finance advisory firm founded in 1990. From October 2000 to July 2003, he also served as President and a Director of Lord Securities Corporation of New York, a financial services and administration company with operations world-wide. Mr. Christiansen received a degree in government from the University of Notre Dame and has completed additional studies in Aerospace engineering. Mr. Christiansen is also a member of the board of PPL Transition Bond Company, LLC. He has been a Director since 2001.
      ROBERT J. GREY, 55, serves as Senior Vice President, General Counsel and Secretary of the Company’s parent, PPL and is a manager of PPL Energy Supply, LLC. Mr. Grey earned his bachelor’s degree from Columbia University, a law degree from Emory University, and a Master of Laws degree from George Washington University. Before being named as Senior Vice President, General Counsel and Secretary of PPL and the Company in 1996, Mr. Grey served as Vice President, General Counsel and Secretary. Before joining the Company in 1995, Mr. Grey served as General Counsel for Long Island Lighting Company and was a partner with the law firm of Preston Gates & Ellis. He has been a Director since 2000.
      WILLIAM F. HECHT, 63, is Chairman and Chief Executive Officer of the Company’s parent, PPL and is Chairman of the Company. Mr. Hecht received bachelor’s and master’s degrees in electrical engineering from Lehigh University, and joined the Company in 1964. He was elected President and Chief Operating Officer in 1991 and was named Chairman, President and Chief Executive Officer of the Company in 1993, and to his PPL position in February 1995. Mr. Hecht is a director of DENTSPLY International Inc., the Federal Reserve Bank of Philadelphia, RenaissanceRe Holdings Ltd. and PPL, is a manager of PPL Energy Supply, LLC and serves on the board of a number of civic and charitable organizations. Mr. Hecht has been a Director since 1990.
      RICK L. KLINGENSMITH, 45, is president of PPL Global, LLC, the subsidiary of PPL that owns and operates electricity distribution businesses in Latin America and the United Kingdom. Mr. Klingensmith joined PPL Global in February 2000 as General Manager of Global Assets. In August 2000, he was promoted to Vice President-Finance, and served in this position until he was named President of PPL Global in August 2004. Prior to joining PPL Global, Mr. Klingensmith was Manager of Energy Systems Assets and Acquisitions for Air Products and Chemicals, Inc. in Allentown, Pennsylvania. Before joining Air Products, Mr. Klingensmith was an engineer in the power systems group of Stone & Webster Engineering Corporation. Mr. Klingensmith earned a bachelor’s degree in engineering science and mechanics from Pennsylvania State University and a master’s degree in business administration from the Darden School of the University of Virginia. He has been a Director since 2004.
      JAMES H. MILLER, 57, is President and Chief Operating Officer of the Company’s parent, PPL. Prior to his current appointment in August 2005, Mr. Miller was named Executive Vice President in January 2004, and Chief Operating Officer in September 2004, and also served as President of PPL Generation, LLC, a PPL subsidiary that operates power plants in the United States. He also serves as a director of PPL and as a manager of PPL Energy Supply, LLC. Mr. Miller earned a bachelor’s degree in electrical engineering from the

University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation, LLC in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995 and prior to that time as President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and in various engineering and management positions at the former Delmarva Power and Light Co. Mr. Miller has been a Director since 2001.
      JOHN F. SIPICS, 57, is President of the Company. He also serves as Chief Executive Officer of PPL Gas Utilities Corporation. Mr. Sipics earned bachelor’s and master’s degrees in electrical engineering from Lehigh University. He is also a registered professional engineer in Pennsylvania. Before being named to his current position in 2003, Mr. Sipics served as Vice President-Asset Management for two years and Vice President-Delivery Services and Economic Development, which later became Regulatory Support, for three years. Mr. Sipics joined the Company as an engineer in 1970 and served in a variety of positions prior to those described above. Mr. Sipics also serves on the boards and committees of a variety of industry associations, and is a director of the Greater Lehigh Valley Chapter of the United Way. Mr. Sipics has been a director since 2003.
GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS
Director Attendance at Board Meetings
      The Board of Directors held one Board meeting and two Executive Committee meetings during 2005. Each current director attended at least 75% of the meetings held by the Board and its Executive Committee during the year. The average attendance of current directors at the Board and Committee meetings held during 2005 was 100%. Directors are expected to regularly attend all meetings of the Board, its Executive Committee and shareowners.
Compensation of Directors
      The Company pays Lord Securities Corporation an annual fee of $7,000 for providing the services of its independent director, Dean A. Christiansen. Directors who are employees of the Company or its affiliates receive no separate compensation for service on the Board of Directors or its Executive Committee.
Stock Ownership
      As noted above, all of the outstanding common stock of PPL Electric Utilities is owned by PPL. No directors or executive officers own any PPL Electric Utilities preferred stock.
Communications with the Board
      Shareowners or other parties interested in communicating with the directors as a group may write to the Board of Directors c/o Corporate Secretary’s Office, PPL Electric Utilities Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. The Secretary of the Company forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be immediately brought to the attention of PPL’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by PPL’s Audit Committee with respect to such matters.
Code of Ethics
      The Company’s parent maintains its Standards of Conduct and Integrity,which have been adopted by the Company and are applicable to all Board members and employees of the Company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the Company. The full text of the Standards can be found in the Corporate Governance section of PPL’s Web site (www.pplweb.com/about/corporate+governance.htm).
Board Committees
      The Company does not have standing audit, nominating and compensation committees of the Board of Directors.
      Executive Committee. During the periods between Board meetings, the Executive Committee’s function is to act on behalf of the Board on appropriate matters that do not require full Board approval under the

Pennsylvania Business Corporation Law or the Company’s articles of incorporation and bylaws. This Committee met two times during 2005. The members of the Executive Committee are Mr. Hecht (chair), and Messrs. Biggar and Sipics.
      Nominations. The Board of Directors of the Company makes the nominations for election of directors for the Company and does not have a separate standing nominating committee. As PPL owns all of the shares of the Company’s common stock, which represents 99% of the Company’s outstanding voting shares, PPL has a quorum and voting power for the purpose of election of directors of the Company, and PPL recommends to the Board of Directors of the Company all of the nominees for directors of the Company. Therefore, the Board of Directors of the Company acts upon these recommendations and actions of PPL. Most of the directors nominated are officers of PPL and its subsidiaries, including the Company. In addition, because the Amended and Restated Articles of Incorporation require the Company to have at all times a director who is independent, the Board of Directors will nominate one independent director for election to the Board of Directors. The current independent director, Mr. Christiansen, was chosen by the Company’s board, upon the recommendation of PPL. Because PPL controls the vote and the nomination of directors of the Company, the Company has not recently received any director recommendations from owners of voting preferred stock of the Company. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to: Secretary, PPL Electric Utilities Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. In order to be considered, nominations by shareowners must be received by the Company 75 days prior to the 2007 Annual Meeting and must contain the information required by the Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee.
      In considering the candidates recommended by PPL, the Board of Directors seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience, including within PPL. The Company believes that prior business experience is valuable and provides a necessary basis for consideration of the many complicated issues associated with PPL Electric Utilities’ business and the impact of related decisions on PPL and other shareowners, customers, employees and the general public. In addition, the Board of Directors seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests. After completing the evaluation process, the Board of Directors votes on whether to approve the nominees. Each nominee to be elected who is named in this Information Statement was recommended by PPL in accordance with the practices described above.
Retirement Plans for Executive Officers
      PPL Electric Utilities’ officers are eligible for benefits under the PPL Retirement Plan, a defined benefit plan, and the PPL Supplemental Executive Retirement Plan (“SERP”) upon retirement from an affiliated company. For purposes of calculating benefits under the PPL Retirement Plan, the compensation used is base salary, plus certain cash incentive awards, less amounts deferred under the PPL Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table on page 6. For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned (as described below), as well as dividends paid on restricted stock. To measure compensation for the last year of employment prior to retirement, the PPL Retirement Plan and the SERP use a pro-rated amount of an assumed cash incentive award.
      Benefits payable under the PPL Retirement Plan are subject to limits set forth in the Internal Revenue Code (the “Code”) and are not subject to any deduction for Social Security benefits or any other offset. Benefits are computed on the basis of the life annuity form of pension at normal retirement age of 65. The SERP is an unfunded, non-contributory plan. Unlike the PPL Retirement Plan, the SERP provides for the inclusion of earnings in excess of the limits contained in the Code, including deferred incentive compensation, in the calculation of final average earnings, and for benefits in excess of the limits provided under the Code. Except as described above, benefits payable under the SERP are computed on the same basis and are offset by PPL Retirement Plan benefits and for those officers eligible for benefits under the old formula described below, the maximum Social Security benefit payable at age 65. Benefits under both plans are reduced for retirement prior to age 60. Generally, absent a specifically authorized exception, no benefit is payable under the SERP if years of credited service are less than 10 years.
      The following table shows the estimated gross annual retirement benefits for the Named Executive Officers listed on page 6 payable under the PPL SERP formula.
Estimated Annual Retirement Benefits
at Normal Retirement Age of 65

Five-Year	Years of Service
Average
Annual	15	20	25	30
Compensation	Years	Years	Years	Years

$300,000	$90,000	$120,000	$142,500	$165,000
350,000	105,000	140,000	166,250	192,500
400,000	120,000	160,000	190,000	220,000
450,000	135,000	180,000	213,750	247,500
500,000	150,000	200,000	237,500	275,000
550,000	165,000	220,000	261,250	302,500
600,000	180,000	240,000	285,000	330,000
650,000	195,000	260,000	308,750	357,500
700,000	210,000	280,000	332,500	385,000
      As of January 1, 2006, the years of credited service under the PPL Retirement Plan for Messrs. Sipics, Farr and Abel were 34, 1 and 31, respectively. Mr. Farr has a defined benefit from a subsidiary pension plan, which is estimated to pay him a fixed amount of $8,352 annually beginning at age 65 and will be an offset to his SERP benefit. The years of credited service under the SERP for each of these officers were as follows: Mr. Sipics—27, Mr. Farr—7 and Mr. Abel—24. The total SERP benefit will not increase beyond 30 years for any participant.
      For officers hired on or after January 1, 1998, including Mr. Farr, benefits under the SERP were revised as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee’s date of hire instead of at age 30.
      For officers hired prior to January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001, and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.

SUMMARY COMPENSATION TABLE
      The following table summarizes all compensation for the President and the most highly compensated executive officers (“Named Executive Officers”) for the last three fiscal years. Messrs. Farr and Abel are not paid separately as officers of PPL Electric Utilities, but are employees of PPL Services Corporation. Prior to becoming Vice President and Controller in August 2004, Mr. Farr served as Senior Vice President of PPL Global, LLC during 2004, and prior to that was a vice president of PPL Global. Restricted stock awards and stock options are for shares of PPL. All PPL common stock and stock option amounts and exercise prices of PPL stock options included in this information statement reflect the 2-for-1 common stock split that was completed by PPL in August 2005.

					Long-Term
	Annual Compensation				Compensation

					Restricted
				Other Annual	Stock		All Other
		Salary(1)	Bonus(1)(2)	Compensation(3)	Award(4)	Options	Compensation(5)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)

John F. Sipics	2005	323,654	0	6,250	557,001	54,760	9,342
President	2004	288,769	50,730	5,577	408,893	47,300	8,987
	2003	210,954	0	4,808	236,691	23,980	8,226

Paul A. Farr	2005	308,248	96,150	0	424,766	50,980	6,562
Senior Vice President-	2004	244,700	81,750	7,458	342,035	22,280	4,283
Financial and Controller	2003	197,786	5,498	2,877	120,848	23,140	103,073

James E. Abel	2005	249,649	88,160	0	167,459	30,180	7,529
Treasurer	2004	242,192	112,100	4,646	133,265	26,700	7,301
	2003	233,446	53,962	1,000	132,348	27,720	6,909

[1]	Salary and bonus data include deferred cash compensation. Mr. Farr was elected Vice President and Controller effective August 23, 2004. Mr. Farr served as Vice President and Controller from August 2004 through July 2005. On August 1, 2005, he was elected as Senior Vice President-Financial and Controller. Effective January 30, 2006, a new controller was elected and Mr. Farr no longer serves as the controller of the Company. Mr. Farr deferred $10,400 of salary in 2005, $18,200 of salary in 2004, $15,600 of salary and $41,140 of bonus in 2003.

[2]	Messrs. Sipics, Farr and Abel elected to implement an Exchange (as defined below) of $206,900, $96,150 and $22,040 respectively of their cash bonus for 2005 for restricted stock units under the Premium Exchange Program (as defined below). Messrs. Sipics and Farr elected to implement an Exchange of $118,370 and $81,750 respectively, of their cash bonus for 2004 for restricted stock units under the Premium Exchange Program. Messrs. Sipics, Farr and Abel elected to implement an Exchange of $113,608, $42,137 and $44,151, respectively of their cash bonuses for 2003 for restricted stock units under the Premium Exchange Program. See description of the Premium Exchange Program under Compensation Report of the Board of Directors. The value of these restricted stock units are reflected under the “Restricted Stock Award” column of this table.

[3]	Includes compensation for vacation earned, but not taken, for Mr. Sipics of $6,250 in 2005, $5,577 in 2004 and $4,808 in 2003; for Mr. Farr of $7,458 in 2004 and $2,877 in 2003; and for Mr. Abel of $3,746 in 2004. Also includes fees earned by Mr. Abel of $1,000 for 2005, of $900 for 2004, and $1,000 in 2003 for serving as a director of Safe Harbor Water Power Corporation, an affiliate of the Company.

[4]	The dollar value of restricted common stock awards was calculated by multiplying the number of shares or units awarded by the closing price per share or unit on the date of the grant. As of December 31, 2005, the officers listed in this table held the following number of shares of restricted common stock and restricted stock units, with the following values: Mr. Sipics—28,960 ($851,424), Mr. Farr—46,140 ($1,356,516), and Mr. Abel—14,540 ($427,476). These year-end data do not include awards made in January 2006 for 2005 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends or dividend equivalents are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years, except for 24,600 shares of restricted common stock for Mr. Farr that are restricted until April 27, 2027, under the retention agreement discussed below.

[5]	Includes Company contributions to the Officers Deferred Savings Plan and ESOP accounts. Also includes relocation expenses of $101,069 paid to Mr. Farr in 2003.

OPTION GRANTS IN LAST FISCAL YEAR
      The following table provides information on stock options for shares of PPL granted to the Named Executive Officers during 2005.

					Grant Date
	Individual Grants(1)				Value

	Number of	% of Total
	Securities	Options
	Underlying	Granted to			Grant Date
	Options	Employees	Exercise or	Expiration	Present
Name	Granted	in 2005	Base Price	Date	Value(2)

J. F. Sipics	54,760	3.4%	$26.66	1/26/2015	$463,817
P. A. Farr	50,980	3.2	26.66	1/26/2015	431,801
J. E. Abel	30,180	1.9	26.66	1/26/2015	255,625

[1]	Exercisable in three equal annual installments beginning January 27, 2006.

[2]	Values indicated are an estimate based on a discounted Black-Scholes option pricing model. The actual value realized, if any, will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the discounted Black-Scholes option pricing model.
      Assumptions used for the discounted Black-Scholes option pricing model are as follows:

Risk-free interest rate	4.45%
Volatility	18.09%
Dividend yield	3.88%
Time of exercise	10 years
Risk of forfeiture	94.12%
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
      The following table summarizes information for the Named Executive Officers concerning exercises of stock options for shares of PPL during 2005 and the number and values of all unexercised stock options as of December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired		December 31, 2005		December 31, 2005
	on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	#	$	#	#	$	$

J. F. Sipics	23,960	$252,923	59,854	39,526	504,456	302,924
P. A. Farr	33,154	242,942	0	22,566	0	187,028
J. E. Abel	38,086	284,121	0	27,040	0	224,093
      Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grant and $29.35, the average of the high and low price of PPL common stock on December 30, 2005, which was the last trading day of 2005 on which the New York Stock Exchange was open for business.
CHANGE-IN-CONTROL ARRANGEMENTS
      PPL entered into agreements with each of the Named Executive Officers, which provide benefits to the officers upon certain terminations of employment following a change in control of PPL (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL, or any prior severance agreement.
      Each of the agreements continues in effect until December 31, 2007, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if PPL terminates the officer’s employment following a change in control for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements).
      The benefits consist of a lump sum payment equal to three times the sum of (a) the officer’s base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. In addition, under the terms of each agreement, PPL would provide the officer and dependents with continuation of welfare benefits for the 36-month period following separation (reduced to the extent the officer receives comparable benefits from another employer), and would pay the officer unpaid incentive compensation that has been allocated or awarded for a previous performance period, the maximum prorated awards for the current performance period, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company or PPL for an additional 36 months, outplacement services for up to three years and, for Messrs. Sipics and Farr, a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, PPL would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the 36-month period following the change in control.
      In addition, in the event of a change in control, the restriction period applicable to any outstanding PPL restricted stock or restricted stock unit awards lapses under PPL’s Incentive Compensation Plan, and all restrictions on the exercise of any outstanding stock options lapse under PPL’s Incentive Compensation Plan. PPL has irrevocable trust agreements in place with respect to the funding of benefits under the SERP, the Officers Deferred Compensation Plan and the DDCP. Currently, the trusts are not funded. The trusts provide that immediately prior to a “change in control” (as defined in the trust agreements), the Chief Executive Officer of PPL should authorize an irrevocable cash contribution sufficient to pay all benefits under these plans as of the date of the change in control. Furthermore, within 60 days of the end of each plan year after the change in control occurs, PPL is required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under terms of the plan as of the close of each plan year. If funded, the assets of the trusts would be owned by PPL, any income on the trust assets would be taxed to PPL and not to the beneficiaries of the trusts, and such assets would be subject to the claims of general creditors in the event of PPL’s insolvency.
RETENTION AGREEMENTS
      PPL has executed an agreement with Mr. Farr granting him 40,000 shares of restricted PPL common stock. The restriction period will lapse on April 27, 2027. In the event of death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not “for cause” (as such terms are defined in the agreements). In the event Mr. Farr is terminated “for cause,” or he terminates his employment with all PPL affiliated companies prior to April 27, 2027, all shares of this restricted stock will be forfeited.
COMPENSATION REPORT OF THE BOARD OF DIRECTORS
GENERALLY
      PPL Corporation (together with its subsidiaries, “PPL”) is the parent holding company for numerous subsidiaries. PPL’s principal operating subsidiaries are PPL Electric Utilities, PPL EnergyPlus, LLC, PPL Generation, LLC and PPL Global, LLC.
      The Compensation and Corporate Governance Committee of PPL’s Board of Directors (the “Committee”) establishes compensation and benefit practices for the members of PPL’s Corporate Leadership Council (which sets corporate policy for PPL), the presidents of PPL’s principal operating subsidiaries, including Mr. Sipics, and the senior vice presidents of PPL, including Mr. Farr (collectively, the “executive officers”). Mr. Sipics has no position with PPL but is a PPL “executive officer” by virtue of his position as President of the Company. This Committee is comprised entirely of independent outside directors.

      Messrs. Farr and Abel were officers of the Company and certain other affiliated companies during 2005. Accordingly, their compensation discussed herein includes compensation earned for services to the Company and its affiliates.
COMPENSATION PHILOSOPHY
      The compensation practices for Named Executive Officers discussed below are intended to provide a balance of base salary, short-term incentive opportunities tied to achievement of specific corporate performance goals, and long-term awards intended to promote sustained performance over the medium and longer-term. During 2005, the annual cash incentive program continued to be based on objective, measurable goals. Effective for 2005 performance, the long-term incentive program, consisting of restricted stock units and stock options, was designed to balance sustained medium-term (three-year) performance goals, strategic objectives and longer-term growth in shareowner value.
      While a meaningful ownership of PPL common stock by executives has always been an important part of the Company’s compensation philosophy, during 2003 the Committee adopted specific ownership requirements under the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that executive officers should maintain levels of ownership of PPL Common Stock ranging in value from two times to five times base salary. Executive officers are generally expected to achieve their minimum Equity Guidelines level by December 31, 2005. Executive officers with less than five years of service at a particular guideline level must attain their minimum Equity Guidelines level by the end of their five-year anniversary at that level. Until the minimum ownership amount is achieved, executive officers are expected to retain in PPL Common Stock (or PPL Common Stock units) 100% of the gain realized from the vesting of restricted stock and stock units and the exercise of options (net of taxes and, in the case of options, the cost of the exercise). To assist executive officers in achieving or surpassing their minimum ownership amount, in 2003 the Committee adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”). Under this program, executives may elect to defer all or a portion of the annual cash incentive award for PPL restricted stock units equal to 140% of the amount so deferred (an “Exchange”). The PPL restricted stock units are subject to a three-year vesting period, with only the 40% premium portion subject to forfeiture during the restriction period. These two programs encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners. As of December 31, 2005, all Named Executive Officers were in compliance with the Equity Guidelines.
      Other compensation components, including retirement, retention, when appropriate, and change-in-control benefits, are also maintained to enhance the Company’s ability to attract and retain highly qualified executive talent. These compensation components are discussed under specific headings below.
COMMITTEE MEETINGS
      The Committee reviews the current levels of compensation, appropriate market reference points and actual performance against approved goals for the performance period over the course of two Committee meetings. The Committee’s independent, nationally recognized compensation consultant provides assistance during this evaluation. Additionally, in making individual pay decisions, the Committee uses evaluations of the Named Executive Officers conducted by the Chief Executive Officer.
BASE SALARIES
      In general, the Committee’s objective is to provide salary levels that are sufficiently competitive with comparable companies to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies provided by its independent compensation consultant. In addition, the Committee annually reviews the performance of each executive officer to determine the appropriate level of base salary for that executive officer.
      For Mr. Sipics, the Committee reviewed salary ranges by comparing salary levels with those at companies of comparable size to the Company in the energy industry. For Messrs. Farr and Abel, PPL’s Corporate Leadership Council reviewed salary ranges by comparing their salary levels with those at companies of comparable size to PPL in the energy industry and in general industry.
      After reviewing salary data for executive positions at comparable companies, the actual salary and the performance of Mr. Sipics, the Committee made an appropriate salary adjustment for him, effective as of

January 1, 2005. The base salaries for Messrs. Farr and Abel were approved by PPL Corporation’s Corporate Leadership Council after a review of performance and competitive market data, effective as of February 14, 2005. Since Mr. Farr did not become Senior Vice President-Financial and Controller of PPL and the Company until August 1, 2005, the Committee adjusted his base salary at that time, after a review of market data, and consideration of experience, time in the position and other factors.
INCENTIVE AWARDS
Short-term Incentive—Annual Cash Awards
      Cash incentive awards are made to the Named Executive Officers for the achievement of specific, independent goals established for each calendar year. For 2005, the following award targets as a percentage of base salary were established for each Named Executive Officer: Messrs. Sipics and Farr—50%, and Mr. Abel—40%.
      Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for the year are established by the Committee, and the Committee reviews actual results at year-end to determine the appropriate goal attainment percentage to apply to the salary targets.
      For Messrs. Sipics and Farr, the goal categories for 2005 included specific financial and operational measures for PPL and its subsidiaries. The weightings for each of these categories for Mr. Sipics are allocated 40% to PPL’s earnings per share and enhanced shareowner value, 40% to the financial and operational performance of the Company, and 20% to certain operating subsidiaries of PPL. In the case of Mr. Farr, the weightings for each of these categories are allocated 60% to PPL’s earnings per share and enhanced shareowner value, and 40% to the financial and operational performance of PPL’s principal operating subsidiaries. In the case of Mr. Abel, the goal categories for 2005 included specific financial and operational measures for PPL and key subsidiaries, and also consideration of individual performance. The weightings for each of these categories are allocated 40% to PPL’s earnings per share and enhanced shareowner value, 40% to the financial and operational performance of certain operating subsidiaries and 20% to individual performance. Included in the operating goals for all Named Executive Officers were specific requirements tied to compliance with the Sarbanes-Oxley Act of 2002.
      The level of goal attainment was measured at the end of the year and the category weightings were multiplied by the annual award target for each position to determine each executive officer’s cash award for 2005 performance.
Long-term Incentive—Restricted Stock Unit and Stock Option Awards
      Effective for 2005 performance, the long-term incentive program was restructured to reduce the weight of stock options and increase the use of restricted stock, and to adjust the basis on which restricted stock incentive awards are made.
Restricted Stock Awards
      Restricted stock incentive awards are based on the achievement of two components: (i) sustained financial and operational results and (ii) specific strategic objectives designed to enable PPL to continue to provide value to its shareowners. Sustained financial and operational achievement was determined by averaging the most recent three years of annual performance measures used for the annual cash awards. Strategic objectives were related to increasing shareowner value through implementation of certain long-term corporate initiatives, including actions to influence the evolution of government policies toward more competitive markets, develop an internal corporate structure to optimize PPL’s wholesale hedging strategy, develop and retain management skills, and establish the financial profile necessary to optimize growth opportunities when the wholesale electricity markets strengthen.
      Awards are made in the form of restricted stock units equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. Because of the three-year restriction period, this type of equity award encourages executive officers to continue their service at the Company or its affiliates. This program also encourages increased stock ownership on the part of the executives and aligns the interests of management and shareowners.

Stock Option Awards
      The Committee may grant the executive officers options to purchase shares of PPL’s common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price. Therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term shareowner value. Additionally, the option grants include vesting and termination provisions that are designed to encourage the option holders to remain employees of the Company or its affiliates.
      The following long-term incentive award targets as a percentage of base salary were established for each executive officer:
Long-term Incentive Program

Restricted Stock Units			Stock Options

	(Targets as % of Salary)

	Sustained
	Financial and
	Operational	Strategic	Stock Price
Name and Position	Results	Objective Results	Performance

President	40%	40%	80%

Senior Vice President-Financial and Controller	40%	40%	80%

Treasurer	26.25%	26.25%	52.5%

* * * * * *
      Based on its review of the incentive goals achieved for 2005, the Committee in January 2006 made the following incentive awards to Messrs. Sipics and Farr, and in February 2006, PPL’s Corporate Leadership Council made the following incentive award to Mr. Abel:
2005 Short-term Incentive Cash Awards

	Cash Incentive Awards

	Performance
Name and Position	Attained	Cash Bonus

John F. Sipics—	118.2%	$206,900
President(1)

Paul A. Farr—	109.9%	$192,300
Senior Vice President-Financial
and Controller(1)

James E. Abel—	109.9%	$110,200
Treasurer(1)

(1)	Messrs. Sipics, Farr and Abel elected to implement an Exchange of $206,900, $96,150 and $22,040, respectively, for 9,600, 4,470 and 1,020 restricted stock units, respectively, under the terms of the Premium Exchange Program described above.

2005 Long-term Incentive Restricted Stock Unit and Stock Option Awards

	Restricted Stock Unit Incentive Awards

	Sustained Financial &		Strategic Objective
	Operational Results		Results
					Stock
	Performance	Award	Performance	Award	Option
Name and Position	Attained	Value	Attained	Value	Awards

John F. Sipics— President	110.2%	$143,260	100%	$130,000	54,760

Paul A. Farr— Senior Vice President-Financial and Controller	110.2%	$154,280	100%	$140,000	50,980

James E. Abel— Treasurer	110.2%	$72,542	100%	$65,828	30,180

COMPENSATION OF THE PRESIDENT
      In establishing 2005 salary for Mr. Sipics, the Committee reviewed the salaries of presidents of comparable companies. As a result of this review, the Committee set his salary at $325,000, effective January 1, 2005.
      Based on the Company’s performance on the specific corporate financial and operational goals and strategic objectives discussed above, Mr. Sipics received the cash and restricted stock unit awards outlined in the tables above. His cash award was equal to approximately 63.7% of his salary, and his restricted stock unit awards were equal to approximately 84.1% of his salary comprised of 44.1% for sustained financial and operational results and 40% for strategic objective results. In addition, Mr. Sipics was granted stock options in 2005, as described above.

The Board of Directors

William F. Hecht, Chairman
John R. Biggar
Dean A. Christiansen
Robert J. Grey
Rick L. Klingensmith
James H. Miller
John F. Sipics
PROPOSAL 2: PROPOSED AMENDMENT TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
DESCRIPTION OF PROPOSED AMENDMENT
      At the Annual Meeting, shareowners will vote upon a proposed amendment to Article V of the Company’s Amended and Restated Articles of Incorporation (“Proposed Amendment”). The Proposed Amendment would have the effect of increasing the authorized amount of Preference Stock from “5,000,000” to “10,000,000” shares, without nominal or par value. The amended Article V would read as follows:
            ARTICLE V.

The aggregate number of shares which the Corporation shall have authority to issue is 190,629,936 shares, divided into 629,936 shares of 4 1/2% Preferred Stock, par value $100 per share; 10,000,000 shares of Series Preferred Stock, par value $100 per share; 10,000,000 shares of Preference Stock, without nominal or par value; and 170,000,000 shares of Common Stock, without nominal or par value.

REASON FOR THE PROPOSED AMENDMENT
      The Board of Directors believes that this increase in the number of authorized shares is in the best interest of the Company in that it will provide the Company with additional available Preference Stock for flexibility in the Company’s financing plans. The Board of Directors is authorized, without further shareowner action, to issue shares of Preference Stock from time to time in one or more series and to determine the designations, preferences, limitations and special rights of any series including, but not limited to, the following: (a) the rate of dividend, if any; (b) the rights, if any, of the holders of stock of the series upon voluntary or involuntary liquidation, dissolution or winding up of the Company (“Liquidation”); (c) the terms and conditions upon which stock may be converted into stock of other series or other capital stock, if issued with the privilege of conversion; (d) the price at and the terms and conditions upon which stock may be redeemed; and (e) the voting rights, if any. The Preference Stock is subordinate to the Company’s 4 1/2% Preferred Stock and Series Preferred Stock, but senior to the Common Stock, with respect to the payment of dividends and distribution of assets upon Liquidation. No shares of Preference Stock are currently outstanding.
The Board of Directors
recommends that shareowners vote FOR Proposal 2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CHANGE IN CERTIFYING ACCOUNTANT
      Effective March 1, 2006, following the solicitation process described below, PPL dismissed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm (“independent auditor”) for PPL and its subsidiaries, including the Company. PPL had previously announced that PPL’s Audit Committee had determined on November 10, 2005 that PwC would be dismissed as the Company’s independent auditor effective upon the completion of its procedures regarding the Company’s financial statements as of and for the year ended December 31, 2005 and the Company’s 2005 Annual Report on Form 10-K (in which such financial statements are included). PwC completed its procedures on March 1, 2006, coincident with the filing of the Company’s 2005 Annual Report on Form 10-K.
      PwC’s reports on the Company’s financial statements for the fiscal years ended December 31, 2004 and 2005 did not contain any adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2004 and 2005, and through March 1, 2006, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the Company’s financial statements for such years, and (ii) there have been no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.
      Also as previously announced, on November 10, 2005, PPL’s Audit Committee, which consists entirely of independent directors who are not employees of the Company or its affiliates, appointed Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm (“independent auditor”) as of and for the year ending December 31, 2006, for PPL and its subsidiaries, including the Company. This appointment followed a solicitation and review process conducted by PPL pursuant to the Audit Committee’s previously announced policy to solicit competitive proposals for audit services from independent accounting firms at least once every seven years. During the fiscal years ended December 31, 2004 and 2005, and prior to its engagement, (i) E&Y had not been engaged as the Company’s principal accountant to audit its financial statements or as an independent accountant to audit a significant subsidiary of the Company, and (ii) the Company had not consulted with E&Y regarding (a) the application of accounting principles to any completed or proposed transaction, (b) the type of audit opinion that might be rendered on the Company’s financial statements for such periods, or (c) any other accounting, auditing or financial reporting matter described in Items 304(a)(2)(i) and (ii) of Regulation S-K.
      If the shareowners of PPL do not ratify the appointment of E&Y, the selection of the independent auditor will be reconsidered by PPL’s Audit Committee.
      Services provided to the Company by PwC in 2005 are described under “FEES TO INDEPENDENT AUDITOR FOR 2005 AND 2004” below.

FEES TO INDEPENDENT AUDITOR FOR 2005 AND 2004
      The following table presents an allocation of fees billed by PwC to PPL for the fiscal years ended December 31, 2005 and December 31, 2004 for professional services rendered for the audit of the Company’s annual financial statements and for fees billed for other services rendered by PwC.

	2005	2004

	(In thousands)
Audit fees(a)	$515	$343
Audit-related fees(b)	27	84
Tax fees(c)	—	—
All other fees(d)	—	—

(a)	Includes audit of annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services in connection with statutory and regulatory filings or engagements, including comfort letters and consents for financings and filings made with the SEC.

(b)	Fees for audits of employee benefit plans and consultation to ensure appropriate accounting and reporting in connection with various business and financing transactions.

(c)	The independent auditor does not provide tax consulting and advisory services to the Company or any of its affiliates.

(d)	The independent auditor did not render any professional services for any other matters for the fiscal years ended December 31, 2005 and December 31, 2004, other than Audit Fees and Audit-Related Fees included above.
      Approval of Fees. PPL’s Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. The procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of the Company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee of PPL. As a result of this approval process, PPL’s Audit Committee has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of PPL’s Audit Committee, who serves as the Committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with PPL’s full Audit Committee no later than its next meeting.
      PPL’s Audit Committee approved 100% of the 2005 and 2004 audit and non-audit related fees.
      Representatives of PwC and E&Y are not expected to be present at the Annual Meeting.
MISCELLANEOUS
      The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.
PROPOSALS FOR 2007 ANNUAL MEETING
      To be included in the Information Statement for the 2007 Annual Meeting, any proposal intended to be presented at that meeting by a shareowner must be received by the Secretary of the Company no later than November 10, 2006. To be properly brought before the Annual Meeting, any proposal must be received not later than 75 days in advance of the date of the 2007 Annual Meeting.
ANNUAL FINANCIAL STATEMENTS
      The Company’s annual financial statements and related management discussion are appended to this document.

By Order of the Board of Directors.
Elizabeth Stevens Duane
Secretary
March      , 2006

Schedule A
PPL ELECTRIC UTILITIES CORPORATION
2005 FINANCIAL STATEMENTS
[TO BE FILED WITH THE COMPANY’S
DEFINITIVE INFORMATION STATEMENT]

      PPL Investor Services: For questions about PPL Electric Utilities, or information concerning:
Lost Dividend Checks
Bond Interest Checks
Direct Deposit of Dividends
Bondholder Information
      Please contact:
Manager—PPL Investor Services
Two North Ninth Street (GENTW8)
Allentown, PA 18101
Toll Free: 1-800-345-3085
FAX: 610-774-5106
Via e-mail: invserv@pplweb.com
      Wells Fargo Shareowner Services: For information concerning:
PPL’s Dividend Reinvestment Plan
Stock Transfers
Lost Stock Certificates
Certificate Safekeeping
      Please contact:
Wells Fargo Bank, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139
Toll Free: 1-866-280-0245
Outside U.S.: 651-453-2129
      PPL Electric Utilities Corporation, PPL and PPL Energy Supply, LLC file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2005 is available without charge by writing to the Investor Services Department at the address printed above, by calling 1-800-345-3085, or by accessing it through the Investor Center page of PPL’s Internet Web site identified below.

For the latest information on PPL Electric Utilities Corporation and PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com